UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

M/I Homes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

3 Easton Oval

Columbus, Ohio 43219

April 4, 2007

To Our Shareholders:

The 2007 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., Eastern Daylight Time, on Tuesday, May 8, 2007, at the offices of the Company, 3 Easton Oval, Columbus, Ohio.

Enclosed is a copy of our 2006 Annual Report, which includes our Annual Report on Form 10-K, notice of the meeting, a proxy statement and a proxy card. Please record your vote on the proxy card and return it promptly in the postage-paid envelope provided, or alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

We look forward to reviewing the activities of the Company at the meeting. We hope you can be with us.

Sincerely,

/s/ Robert H. Schottenstein _________________________________
Robert H. Schottenstein, Chairman and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

IN THE ENVELOPE PROVIDED, OR ALTERNATIVELY,

VOTE ELECTRONICALLY OR TELEPHONICALLY

3 Easton Oval

Columbus, Ohio 43219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 8, 2007

To Each Shareholder of M/I Homes, Inc.:

Notice is hereby given that the 2007 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., Eastern Daylight Time, on Tuesday, May 8, 2007, at the offices of the Company, 3 Easton Oval, Columbus, Ohio, for the following purposes:

1)	To elect three directors to serve until the 2010 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2007 fiscal year; and

3)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 12, 2007 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

It is important that your common shares be represented at the Annual Meeting. Whether or not you intend to be present, please complete, sign, date and return the enclosed proxy card in the envelope provided, or alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card. You may revoke your proxy at any time before it is exercised at the Annual Meeting and, if you attend the Annual Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By Order of the Board of Directors,

/s/ J. Thomas Mason _________________________________
J. Thomas Mason, Secretary

April 4, 2007

3 Easton Oval

Columbus, Ohio 43219

PROXY STATEMENT

for the

2007 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 8, 2007

GENERAL

Time, Place and Purposes of Meeting

The 2007 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Annual Meeting”) will be held on Tuesday, May 8, 2007 at 9:00 a.m., Eastern Daylight Time, at our corporate offices at 3 Easton Oval, Columbus, Ohio. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is attached. All references in this Proxy Statement to “M/I Homes,” the “Company,” “we” or “us” refer to M/I Homes, Inc.

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy are first being sent to the shareholders on or about April 4, 2007. This Proxy Statement is furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment thereof. The Company’s 2006 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, is being mailed to all shareholders together with this Proxy Statement.

Voting by Proxy

A proxy card for use at the Annual Meeting is enclosed. You may ensure your representation by completing, signing, dating and promptly returning the enclosed proxy card in the envelope provided. Alternatively, shareholders holding common shares registered directly with the our transfer agent, ComputerShare, may vote their proxies electronically via the Internet or telephonically by following the instructions on their proxy cards. The deadline for voting electronically via the Internet or telephonically is 11:59 p.m., Eastern Daylight Time, on May 7, 2007. There are no fees or charges associated with voting electronically via the Internet or telephonically, other than fees or charges, if any, that shareholders pay for access to the Internet and for telephone service. Shareholders holding common shares in “street name” with a broker, bank or other holder of record may also be eligible to vote their proxies electronically via the Internet or telephonically. Such shareholders should review the information provided to them by such holder of record. This information will set forth the procedures to be followed in instructing the holder of record how to vote the “street name” common shares and how to revoke previously given instructions.

Revocation of Proxies

You may revoke your proxy at any time before it is exercised at the Annual Meeting by filing a written notice with the Company revoking it, by duly executing a proxy card bearing a later date, by casting a new vote electronically via the Internet or telephonically or by attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting will not revoke a proxy. Subject to such revocation and except as otherwise stated herein or in the form of proxy, all proxies properly executed or properly voted electronically via the Internet or telephonically that are received prior to, or at the time of, the Annual Meeting will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), proxies will be voted for the nominees for election as directors set forth herein, for Proposal No. 2 and, at the discretion of the proxy holders, on all other matters that may properly be brought before the Annual Meeting or any adjournment thereof.

Outstanding Shares and Voting Rights

There were 14,042,416 of the Company’s common shares, par value $.01 per share (the “Common Shares”), issued and outstanding on March 12, 2007 (the “Record Date”), which date has been set as the record date for the purpose of determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder to one vote on each matter submitted to a shareholder vote at the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding Common Shares on the Record Date.

Common Shares represented by properly executed proxies returned to the Company prior to the Annual Meeting or represented by properly authenticated electronic voting instructions timely recorded via the Internet or telephonically will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain” or “Withheld” (from any or all nominees for director) or are not marked at all. Broker/dealers who hold Common Shares in “street name” may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such Common Shares and may vote such Common Shares on routine matters such as the election of directors, but broker/dealers may not vote such Common Shares on non-routine matters, without specific instructions from the beneficial owner of such Common Shares. Proxies that are signed and submitted by broker/dealers that have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Broker non-votes count toward the establishment of a quorum for the Annual Meeting.

Proposal No. 1

ELECTION OF DIRECTORS

Pursuant to the Company’s Amended and Restated Regulations (the “Regulations”), the Board is comprised of nine directors, divided into three classes with staggered three-year terms. A class of three directors is to be elected at the Annual Meeting. The Board has nominated the persons set forth in the table below for election as directors of the Company at the Annual Meeting. The three nominees receiving the greatest number of votes cast will be elected to serve until the 2010 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Withheld votes with respect to any nominee (or all of the nominees) will be counted for purposes of establishing a quorum, but will have no effect on the election of such nominee(s).

On November 7, 2006, the Board, upon the recommendation of the Company’s Nominating and Governance Committee, appointed J. Thomas Mason, Senior Vice President, General Counsel and Secretary of the Company, to the Board to fill the vacancy created when the Company’s former Vice Chairman and Chief Operating Officer resigned as a director and officer in July 2006. Mr. Mason’s term expires at the 2009 Annual Meeting of Shareholders.

Unless otherwise specified in your proxy, the Common Shares voted pursuant thereto will be voted FOR each of the persons named below as nominees for election as directors. The Board has no reason to believe that any nominee will not serve as a director if elected. If any nominee becomes unwilling or unable to serve as a director, the proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board.

Your Board of Directors unanimously recommends a vote FOR each of the Director Nominees named below.

BOARD OF DIRECTORS

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Director Nominees – Term to Expire at 2010 Annual Meeting

Friedrich K.M. Böhm*	65	Chairman Emeritus of NBBJ, an international architectural firm, since 2006. From 1997 until 2006, Mr. Böhm was Chairman of NBBJ and from 1987 until 1997, he was Managing Partner and Chief Executive Officer of NBBJ. He currently serves as a Director of TRC Companies, Inc., as a Director of NBBJ and as a Director of The Daimler Group.	1994

		Committee Memberships: Audit; Compensation (Chairman); Executive

Jeffrey H. Miro*	64	Partner in the law firm of Honigman Miller Schwartz and Cohn LLP in Detroit, Michigan since November 2004. From 1981 until November 2004, he was a partner in the law firm of Miro, Weiner & Kramer. In addition, Mr. Miro is an Adjunct Professor of Law at the University of Michigan Law School. He currently serves as a Director of Limited Brands, Inc.	1998

		Committee Membership: Compensation

Robert H. Schottenstein	54	Chairman of the Company since March 2004, Chief Executive Officer of the Company since January 2004, President of the Company since May 1996 and Assistant Secretary of the Company since March 1991. Mr. Schottenstein currently serves as a Trustee of The Ohio State University.	1993

		Committee Membership: Executive (Chairman)

Directors – Term to Expire at 2009 Annual Meeting

Yvette McGee Brown*	45	President of The Center for Child and Family Advocacy at the Columbus Children’s Hospital, a non-profit organization dedicated to the treatment and prevention of child abuse and domestic violence, since January 2002. From 1993 until January 2002, she served as a Judge in the Franklin County Court of Common Pleas, Division of Domestic Relations and Juvenile Court. Ms. McGee Brown currently serves as a Director of Fifth Third Bank of Central Ohio.	2006

		Committee Memberships: Nominating and Governance

BOARD OF DIRECTORS (continued)

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Thomas D. Igoe*	75	Consultant to Bank One, NA’s Corporate Banking Division from January 1997 until December 1999. From 1962 until January 1997, Mr. Igoe was an employee of Bank One, NA, serving last as Senior Vice President – Corporate Banking.	2000

		Committee Memberships: Audit (Chairman); Nominating and Governance

J. Thomas Mason	49	Senior Vice President, General Counsel and Secretary of the Company since July 2002. Prior to July 2002, Mr. Mason was a partner with the law firm of Vorys, Sater, Seymour and Pease LLP in Columbus, Ohio.	2006

		Committee Memberships: None

Directors – Term to Expire at 2008 Annual Meeting

Joseph A. Alutto, Ph.D.	65	Dean of The Fisher College of Business at The Ohio State University since 1991. Dr. Alutto currently serves as a Director of Nationwide Financial Services, Inc. and United Retail Group, Inc.	2005

		Committee Membership: None

Phillip G. Creek	54	Chief Financial Officer of the Company since September 2000, Senior Vice President of the Company since September 1993 and Chief Financial Officer and Treasurer of M/I Financial Corp., a wholly-owned subsidiary of the Company (“M/I Financial”), since September 2000. Mr. Creek served as Treasurer of the Company from January 1993 until February 2005 and as Senior Vice President of M/I Financial from February 1997 until September 2000.	2002

		Committee Membership: Executive

Norman L. Traeger*	67	Founded United Skates of America, a chain of family fun centers, in 1971 and The Discovery Group, a venture capital firm, in 1983. Mr. Traeger currently owns and manages industrial, commercial and office real estate.	1997

		Committee Memberships: Audit; Compensation; Nominating and Governance (Chairman)

* Independent Director under NYSE Rules.

INFORMATION REGARDING THE BOARD, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board Organization and Committees

The Board currently has nine members. The Board has determined that five of the nine directors meet the criteria for independence required by the rules of the New York Stock Exchange (“NYSE Rules”). When determining whether a director qualifies as independent, the Board, in accordance with NYSE Rules, broadly considers all relevant facts and circumstances to determine whether the director has any material relationship with the Company, either directly or indirectly (as a partner, shareholder or officer of an organization that has a relationship with the Company), other than serving as one of our directors. With respect to four of the five independent directors (Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger), the Board determined that they met the criteria for independence required by NYSE Rules on the basis that they have no relationships with the Company, either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships, other than serving as a director of the Company.

With respect to Yvette McGee Brown, the Board determined that Ms. McGee Brown meets the criteria for independence required by NYSE Rules. When assessing Ms. McGee Brown’s independence, the Board took into account her service as a director of Fifth Third Bank of Central Ohio, an affiliate of Fifth Third Bank, which is a lender under the Company’s Amended and Restated Credit Agreement (the “Credit Agreement”). The Board made the determination of independence based on: (1) the relative size of Fifth Third Bank’s commitment under the Credit Agreement (approximately 4% of the total commitment of the 19 lenders under the Credit Agreement); (2) the total amount of interest and fees paid by the Company to Fifth Third Bank during each of the last three fiscal years being insignificant under the standard set forth in NYSE Rule 303A.02(b)(v); (3) the unlikelihood that any matter relating to the Company would come before the Board of Directors of Fifth Third Bank of Central Ohio, since it is not a direct party to the Credit Agreement; and (4) Ms. McGee Brown’s agreement in any event to abstain from any such matter relating to the Company coming before the Board of Directors of Fifth Third Bank of Central Ohio.

With respect to Joseph A. Alutto, Ph.D., Dean of The Fisher College of Business at The Ohio State University (“OSU”), the Board determined that Dr. Alutto currently does not meet the criteria for independence required by NYSE Rules. The Board made this determination based on the Company’s relationship with OSU, including Robert H. Schottenstein’s membership on the OSU Board of Trustees.

During 2006, Lewis R. Smoot, Sr. served as a director of the Company until his retirement from the Board at the 2006 Annual Meeting of Shareholders. In February 2006, the Board determined that Mr. Smoot met the criteria for independence required by NYSE Rules on the basis that he had no relationships with the Company, either directly or indirectly, including, without limitation, any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationships, other than serving as a director of the Company.

Pursuant to the Company’s Corporate Governance Guidelines, each independent director is required to notify the Chairman of the Company’s Nominating and Governance Committee, as soon as practicable, in the event the director’s circumstances change in a manner that may affect the Board’s evaluation of his or her independence.

During 2006, the Board held five meetings and each member of the Board attended at least 75% of the meetings of the Board and the committees on which he or she served (in each case, during the period such director served in 2006).

During 2006, the Board had five standing committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; the Planning Committee; and the Executive Committee. The Planning Committee was formally dissolved at the February 13, 2007 Board meeting. In accordance with the applicable Securities and Exchange Commission rules (“SEC Rules”) and NYSE Rules, each of the Audit

Committee, the Compensation Committee and the Nominating and Governance Committee has its own written charter, which is available on the Company’s website at mihomes.com under the heading “Investor Relations” or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary.

Audit Committee. The Audit Committee operates pursuant to a written Audit Committee Charter adopted by the Board which reflects SEC Rules and NYSE Rules relating to audit committees. The Audit Committee annually reviews and assesses the adequacy of its Charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The Audit Committee’s specific responsibilities include: (1) reviewing the Company’s accounting procedures and policies; (2) reviewing the activities of the internal auditors and the Company’s independent registered public accounting firm; (3) reviewing the independence and objectivity of the independent registered public accounting firm, including potential conflicts of interest; (4) monitoring and evaluating the Company’s internal control over financial reporting; (5) having responsibility for the hiring, retention and fees of the Company’s independent registered public accounting firm; and (6) other matters required by SEC Rules and NYSE Rules. Each member of the Audit Committee qualifies as independent and is financially literate under the applicable SEC Rules and NYSE Rules. The Board has determined that the Audit Committee’s Chairman, Thomas D. Igoe, qualifies as an audit committee financial expert as defined by SEC Rules. The Board determined that Mr. Igoe has acquired the requisite attributes to qualify as an audit committee financial expert by virtue of his more than 35 years as a commercial banker. During his banking career, Mr. Igoe’s responsibilities included analyzing and evaluating consolidated financial statements in order to make lending decisions and actively supervising others in conducting financial statement and financial condition analysis and evaluation. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met seven times during 2006. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met quarterly with the Company’s senior financial management, including internal audit, and the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. These meetings were followed up with a telephonic report by the Audit Committee Chairman to the other members of the Audit Committee. The Audit Committee’s report relating to the 2006 fiscal year appears on page 33 of this Proxy Statement.

Compensation Committee. The Compensation Committee operates pursuant to a written Compensation Committee Charter adopted by the Board which reflects NYSE Rules relating to compensation committees. The Compensation Committee annually reviews and assesses the adequacy of its Charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Each member of the Compensation Committee qualifies as independent under the applicable NYSE Rules. The Compensation Committee met eight times during 2006. The Compensation Committee’s purpose is to assist the Board in discharging its responsibilities relating to the compensation (cash, equity and otherwise) to be provided to the executive officers and directors of the Company. The Charter sets forth the specific responsibilities and duties of the Compensation Committee, which include: (1) establishing the Company’s executive compensation philosophy, objectives and policies; (2) reviewing, approving and determining the compensation for the executive officers and reviewing and making recommendations to the Board regarding non-employee director compensation; (3) developing and administering plans to qualify the compensation paid to the executive officers for tax deductibility to the extent feasible; (4) administering the Company’s incentive and equity-based compensation plans; and (5) reviewing and discussing the Compensation Discussion and Analysis section of the proxy statement and recommending to the Board whether to include such Compensation Discussion and Analysis section in the proxy statement; and (6) preparing a report for inclusion in the proxy statement. The human resources department supports the Compensation Committee in its duties and the Compensation Committee from time to time delegates to the human resources department its authority to fulfill certain administrative duties. The Compensation Committee has the authority under its Charter to select, retain, terminate and approve fees for consultants as it deems necessary to assist in the fulfillment of its responsibilities.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written Nominating and Governance Committee Charter adopted by the Board which reflects NYSE Rules relating to nominating committees. The Nominating and Governance Committee annually reviews and assesses the adequacy of its Charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee’s primary responsibility is to assist the Board on the broad range of issues surrounding the composition and operation of the Board, including: (1) identifying individuals qualified to become directors; (2) recommending to the Board director nominees for the next annual meeting of shareholders; and (3) developing and recommending to the Board a set of corporate governance principles. In addition, the Nominating and Governance Committee recommends to the Board committee selections and oversees the evaluation of the Board. Each member of the Nominating and Governance Committee qualifies as independent under the applicable NYSE Rules. The Nominating and Governance Committee met four times during 2006.

Executive Committee. When the Board is not in session, the Executive Committee may exercise those powers and may carry out those duties of the Board which may lawfully be delegated by the Board. During 2006, the Executive Committee did not hold any formal meetings; however, the committee approved one action in writing.

Planning Committee. The Planning Committee was a special committee established during 2006 to evaluate long-term strategy and tactics for the Company. Its members consisted of both independent and non-independent directors. The Planning Committee operated from May 2006 until February 13, 2007 and held three meetings.

Corporate Governance Guidelines

In accordance with NYSE Rules, the Board operates pursuant to written Corporate Governance Guidelines which are intended to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the Company’s website at mihomes.com under the heading “Investor Relations” or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary.

Review and Approval or Ratification of Related Party Transactions

All Related Party Transactions (as defined below) are subject to our written Related Party Transaction Policy. Under this policy, the Audit Committee is responsible for reviewing and approving (or ratifying) all Related Party Transactions. In carrying out its responsibilities, the Audit Committee considers all relevant facts and circumstances relating to a Related Party Transaction and either approves (or ratifies) or disapproves the Related Party Transaction. While the relevant facts and circumstances vary depending on the transaction, they generally include:

•	the benefits to the Company of the transaction;

•	the terms of the transaction;

•	the interest of the Related Person (as defined below) in the transaction;

•	the alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available to third parties; and

•	the overall fairness of the transaction.

The Audit Committee will approve (or ratify) a Related Party Transaction only if it determines that it is in the best interests of the Company. No director may participate in the consideration or approval (or ratification) of a Related Party Transaction with respect to which he or she or any of his or her immediate family members is a Related Person. In accordance with its written Charter, the Audit Committee may, from time to time, delegate its duties under the policy to the Audit Committee Chairman.

To the extent practicable, all Related Party Transactions will be approved in advance. If a Related Party Transaction that has not been pre-approved is discovered or, to the extent advance approval is not practicable, the Audit Committee will promptly consider all of the relevant facts and circumstances in its ratification of the transaction. Our directors, executive officers and other members of management are responsible for bringing all proposed Related Party Transactions of which they have knowledge to the attention of the Audit Committee Chairman.

Under our policy, a “Related Party Transaction” is any transaction in which the Company is a participant and in which any Related Person has a direct or indirect interest. A “Related Person” is any person who is: (1) a director (or nominee for director) or executive officer of the Company; (2) to our knowledge, the beneficial owner of more than 5% of the Common Shares; or (3) any immediate family member of any of the foregoing persons.

See “Certain Relationships and Related Party Transactions” on page 36 for a discussion of our Related Party Transactions since January 1, 2006.

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by the directors at the annual meeting of shareholders. However, directors are encouraged to attend, and the Board and its committees meet immediately following the annual meeting of shareholders. All of the directors then in office attended the 2006 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

All of the Company’s directors, officers and employees must adhere to the Company’s Code of Business Conduct and Ethics, which complies with the applicable SEC Rules and NYSE Rules. The Code of Business Conduct and Ethics is available on the Company’s website at mihomes.com under the heading “Investor Relations” or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o General Counsel and Secretary.

Executive Sessions

In accordance with our Corporate Governance Guidelines and NYSE Rules, the non-management directors meet (without management present) at regularly scheduled meetings at least twice per year and at such other times as the directors deem necessary or appropriate. Each executive session is chaired by one of the non-management directors on a rotating basis in alphabetical order. During 2006, the non-management directors held four executive sessions.

Communications with the Board of Directors

The Board believes it is important for shareholders and other interested parties to have a process to send communications to the Board. Accordingly, shareholders and other interested parties who wish to communicate with the Board or a particular director or group of directors (including the non-management directors) may do so by sending a letter to the Secretary of the Company at 3 Easton Oval, Suite 500, Columbus, Ohio 43219. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/Interested

Party-Board Communication” or “Shareholder/Interested Party-Director Communication.” All such letters must identify the author as a shareholder or other interested party (indicating such interest) and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Nomination of Directors

As described above, the Company has a standing Nominating and Governance Committee that has responsibility for providing oversight on the broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee considers those factors it deems appropriate, including judgment, skill, independence, diversity, strength of character, experience with businesses and organizations comparable in size or scope, experience as an executive of, or advisor to, a publicly traded or private company, experience and skill relative to other Board members, specialized knowledge or experience and desirability of the candidate’s membership on the Board. Depending upon the current needs of the Board, the Nominating and Governance Committee may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would materially interfere with performance as a director.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written Charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm has been used to date.

Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to the Secretary of the Company at 3 Easton Oval, Suite 500, Columbus, Ohio 43219. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so nominated and elected, must accompany any such recommendation.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects the nominees for election as directors at the annual meeting of shareholders. In addition, shareholders who wish to nominate one or more persons for election as a director at the annual meeting of shareholders may do so provided they comply with the nomination procedures set forth in the Regulations. To nominate one or more persons for election as a director at an annual meeting, the Regulations require that a shareholder give written notice of such shareholder’s intent to make such nomination or nominations by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting, or in the case of a special meeting, within seven days after the date the Company mails or otherwise gives notice of the date of the meeting). Such notice shall set forth: (1) the name and address of the person or persons to be nominated; (2) a representation that the shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (5) the consent of each nominee to serve as a director of the Company, if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Proposal No. 2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for fiscal year 2006. Although action by the shareholders in this matter is not required, the Audit Committee believes that shareholder ratification of its appointment of Deloitte & Touche LLP is appropriate because of the independent registered public accounting firm’s role in reviewing the quality and integrity of the Company’s internal control over financial reporting. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

Vote Required

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2007. Abstentions and broker non-votes (if any) will be counted for purposes of establishing a quorum and will have the same effect as a vote against the proposal. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment, but may decide to maintain its appointment of Deloitte & Touche LLP.

Your Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2007.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The executive officers of the Company are Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason. Biographical information with respect to the executive officers is set forth on pages 3 and 4 of this Proxy Statement. The executive officers are elected by the Board and serve at the pleasure of the Board. The following table sets forth biographical information with respect to certain key employees of the Company:

Name	Age	Current Positions with Company/Business Experience	Year Started
Dennis S. Bailey	60	Region President of our Midwest Region since October 2006. Prior to October 2006, Mr. Bailey was President of Tadian Homes and Michigan Division President of Neumann Homes.	2006

Dana A. Bennett	58	Region President of our Florida North Region since May 2006. Prior to 2006, Mr. Bennett was Region President of our Orlando Region, Area President of our Orlando Division and Division President of our Orlando Division.	1999

Thomas P. Dunn	49	Region President of our Mid-Atlantic Region since June 2006. Prior to 2006, Mr. Dunn was Area President of our Washington, D.C. Division and Division President of our Washington D.C. Division.	1997

Paul S. Rosen	56	Chief Executive Officer of M/I Financial since February 1994, President of M/I Financial since August 1995 and Senior Vice President of the Company since February 1999.	1993

Fred J. Sikorski	52	Region President of our Florida South Region since June 2006. Prior to 2006, Mr. Sikorski was Region President of our Tampa Region, Area President of our Tampa Division and Division President of our Tampa Division.	1998

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of December 31, 2006, the number and percentage of the outstanding Common Shares beneficially owned by each person who, to the knowledge of the Company, beneficially owns more than five percent of the outstanding Common Shares, by each of the Company’s directors, nominees for director and Named Executive Officers (as defined below), and by all of the current directors and executive officers of the Company as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and dispositive power with respect to such Common Shares:

Name of Beneficial Owner	Number of Common Shares (1)		Percent of Class
Joseph A. Alutto, Ph.D.	4,752	(2)	*
Friedrich K. M. Böhm	26,551	(2)	*
Yvette McGee Brown	1,000	(2)	*
Phillip G. Creek	55,236	(2)	*
Thomas D. Igoe	16,607	(2)	*
J. Thomas Mason	15,103	(2)
Jeffrey H. Miro	28,810	(2)	*
Robert H. Schottenstein	869,617	(2)(3)	6.2%
Norman L. Traeger	34,141	(2)	*
All current directors and executive officers as a group (9 persons)	1,051,819		7.4%
FMR Corp. 82 Devonshire Street Boston, MA 02109	1,730,000	(4)	12.5%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403	1,487,500	(5)	10.7%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	1,109,851	(6)	8.0%
Steven Schottenstein 272 North Drexel Avenue Bexley, OH 43209	923,812	(7)	6.6%
Jeffrey L. Gendell 55 Railroad Avenue Greenwich, CT 06830	891,300	(8)	6.4%
Basswood Capital Management, LLC 645 Madison Avenue, 10th Floor New York, NY 10022	847,330	(9)	6.1%
Perry Corp. 767 Fifth Avenue New York, NY 10153	766,000	(10)	5.5%
Barclays Global Investors, NA. 45 Fremont Street San Francisco, CA 94105	729,624	(11)	5.3%

*	Less than one percent of the outstanding Common Shares.

(1)

The amounts shown include 2,551, 16,110, 4,410, 1,964, 1,203, 13,709, 6,217 and 14,032 Common Shares held by Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Phillip G. Creek, Thomas D. Igoe, J. Thomas Mason, Jeffrey H. Miro, Robert H. Schottenstein and Norman L. Traeger, respectively, under the terms of the Company’s Executives’ Deferred Compensation Plan or the Company’s Director Deferred Compensation Plan, as applicable. Under the terms of the Executives’ Deferred Compensation Plan and the

Director Deferred Compensation Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan, until such Common Shares are distributed pursuant to the terms of the plan.

(2)

The amounts shown include 4,300, 47,400, 6,300, 13,900, 9,100, 103,000 and 9,100 Common Shares for Friedrich K.M. Böhm, Phillip G. Creek, Thomas D. Igoe, J. Thomas Mason, Jeffrey H. Miro, Robert H. Schottenstein and Norman L. Traeger, respectively, which underlie currently exercisable stock options. The amounts shown also include 2,001 Common Shares held by each of Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger and 1,000 Common Shares held by Yvette McGee Brown in the form of stock units issued pursuant to the Company’s 2006 Director Equity Incentive Plan. Under the terms of the 2006 Director Equity Incentive Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan in the form of stock units, until such Common Shares are distributed pursuant to the terms of the plan.

(3)

760,400 of these Common Shares are held of record by IES Family Holdings No. 2, LLC, an Ohio limited liability company. Robert H. Schottenstein is the sole manager of IES Family Holdings No. 2, LLC and has sole voting and dispositive power with respect to such 760,400 Common Shares.

(4)

Based on information set forth in a Schedule 13G/A dated February 14, 2007, which was filed on behalf of FMR Corp., a parent holding company, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment advisor, Edward C. Johnson 3d, Chairman of FMR Corp., and Fidelity Low Priced Stock Fund (the “Fund”), an investment company. Fidelity is the beneficial owner of such Common Shares as a result of acting as investment advisor to various investment companies (including the Fund, which holds such Common Shares). Mr. Johnson and FMR Corp., through its control of Fidelity, and the Fund each has sole dispositive power with respect to such Common Shares. The Fund has sole voting power with respect to such Common Shares, and Fidelity carries out the voting of the Common Shares held by the Fund under written guidelines established by the Fund’s Board of Trustees.

(5)

Based on information set forth in a Schedule 13G/A dated March 7, 2007, which was filed on behalf of Franklin Resources, Inc. (“FRI”), Franklin Advisory Services, LLC (“FAS”), a subsidiary of FRI, and Charles B. Johnson and Rupert H. Johnson, Jr., the principal shareholders of FRI. FAS has sole voting power with respect to 1,468,600 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(6)

Based on information set forth in a Schedule 13G/A dated February 1, 2007, which was filed on behalf of Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors Inc.), who has sole voting and dispositive power with respect to such Common Shares.

(7)

Based on information set forth in a Schedule 13G/A dated March 5, 2007, which was filed by Steven Schottenstein. 873,800 of these Common Shares are held of record by IES Family Holdings No. 4, LLC, an Ohio limited liability company. Steven Schottenstein, the brother of Robert H. Schottenstein, is the sole manager of IES Family Holdings No. 4, LLC and has sole voting and dispositive power with respect to such 873,800 Common Shares. The amount shown also includes 48,000 Common Shares which underlie currently exercisable stock options and 2,012 Common Shares that are to be distributed to Steven Schottenstein within 60 days of December 31, 2006 under the Company’s Executives’ Deferred Compensation Plan.

(8)

Based on information set forth in a Schedule 13G/A dated February 2, 2007, which was filed by Jeffrey L. Gendell, individually, and as managing member of Tontine Capital Management, L.L.C. (“TCM”), general partner of Tontine Capital Partners, L.P. (“TCP”), as managing member of Tontine Management L.L.C. (“TM”), general partner of Tontine Partners L.P. (“TP”), and as managing member of Tontine Overseas Associates, L.L.C. (“TOA”). Jeffrey L. Gendell has shared voting and dispositive power with respect to such Common Shares. Each of TOA, TCP, TCM, TP and TM has shared voting and dispositive power with respect to 409,900, 479,900, 479,900, 1,500 and 1,500 of such Common Shares, respectively.

(9)	Based on information set forth in a Schedule 13G/A dated February 13, 2007, which was filed on behalf of Basswood Capital Management, LLC, an investment advisor to various domestic and offshore funds

(“Basswood Capital”), Basswood Partners, LLC, general manager to the domestic funds (“Basswood Partners”), Matthew Lindenbaum, a Managing Member of Basswood Capital and Basswood Partners, and Bennett Lindenbaum, a Managing Member of Basswood Capital and Basswood Partners. Each of Matthew Lindenbaum and Bennett Lindenbaum has shared voting and dispositive power with respect to such Common Shares. Each of Basswood Capital and Basswood Partners has shared voting and dispositive power with respect to 845,899 and 443,054 of such Common Shares, respectively.

(10)

Based on information set forth in a Schedule 13G dated February 12, 2007, which was filed on behalf of Perry Corp. and Richard C. Perry, as President and sole shareholder of Perry Corp., each of whom has sole voting and dispositive power with respect to such Common Shares.

(11)

Based on information set forth in a Schedule 13G dated January 31, 2007, which was filed on behalf of Barclays Global Investors, NA. (“BGI”), Barclays Global Fund Advisors (“BGFA”), Barclays Global Investors, Ltd. (“BGIL”) and certain other Barclays entities. BGI has sole voting power with respect to 198,291 of such Common Shares and sole dispositive power with respect to 249,687 of such Common Shares, BGIL has sole voting and dispositive power with respect to 7,702 of such Common Shares and BGFA has sole voting and dispositive power with respect to 472,235 of such Common Shares.

The address of Robert H. Schottenstein is 3 Easton Oval, Suite 500, Columbus, Ohio 43219.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes our executive compensation philosophy, objectives and policies and the components of compensation for our executive officers who are identified in the Summary Compensation Table on page 25 (the “Named Executive Officers”). As described on page 6, the Compensation Committee (the “Committee”) is responsible for, among other things, establishing our executive compensation philosophy, objectives and policies, evaluating the performance of our Named Executive Officers, determining the amount, form and terms of the compensation awarded to our Named Executive Officers and ensuring that such compensation adheres to our compensation philosophy, objectives and policies and is fair, reasonable and competitive.

Compensation Philosophy and Objectives

Our executive compensation programs are designed and administered to promote the following philosophy and objectives:

•

Attract and Retain. Compensation should reflect the value of the job in the marketplace. To attract and retain exceptional executives, we must remain competitive with the compensation programs of our peer group, other publicly traded homebuilders, which compete with us for talent.

•	Motivate and Engage. Compensation should motivate and engage our executive officers to perform at the highest level and in a manner that is consistent with our business goals and objectives.

•

Reward Performance. Compensation should be dependent on, and reward executives on the basis of, both individual and company performance with an increasing proportion of pay directly linked to company performance as an executive’s level of responsibility increases.

•	Alignment with our Shareholders. Compensation should be structured to align our executives’ interests with the interests of our shareholders with the ultimate goal of improving shareholder value.

We believe that the overall structure of our compensation programs should be similar across our management team. Accordingly, while the compensation levels and programs will always reflect differences in job responsibilities and marketplace considerations, the types of compensation programs provided to our Named Executive Officers are fundamentally the same as those provided to our management team.

Setting Executive Compensation

At its first regularly scheduled meeting of each year (typically in February), the Committee evaluates the performance of our Named Executive Officers, determines whether they will receive bonuses for the prior year based on performance in that year and establishes their compensation (including performance criteria for annual performance bonuses) for the current year. In the course of its deliberations, the Committee from time to time solicits the recommendations of the executive officers on various matters relating to compensation. However, the Committee makes all final determinations regarding executive compensation.

In making compensation decisions, the Committee compares our executive compensation program as a whole and each principal component of the program against a peer group of publicly traded homebuilders. The Committee, with the assistance of management, selects the peer group based on those companies with whom we believe we compete for personnel, customers and investors. In 2006, the peer group consisted of the following 16 publicly traded homebuilders:

Beazer Homes USA, Inc.	Meritage Homes Corporation
Centex Corporation	NVR, Inc.
D. R. Horton, Inc.	Pulte Homes, Inc.
Dominion Homes, Inc.	The Ryland Group, Inc.
Hovnanian Enterprises, Inc.	Standard Pacific Corp
KB Home	Technical Olympic USA, Inc.
Lennar Corporation	Toll Brothers, Inc.
M.D.C. Holdings, Inc.	WCI Communities, Inc.

The Committee analyzes the peer group data to ensure that our executive compensation program as a whole and the principal components of the program are competitive and consistent with the form and levels of compensation paid by our competitors. The Committee does not use the peer group data to benchmark a specific level of compensation paid by companies within the peer group. We believe that our executive compensation falls within the broad middle range of comparative pay and is not inconsistent with competitive practice.

In accordance with its written Charter, the Committee has the authority to engage consultants to assist it in carrying out its responsibilities. In February 2006, the Committee did not engage a consultant in connection with establishing the 2006 executive compensation program. However, in late 2006, the Committee engaged Hewitt Associates, an outside human resources consulting firm, to assist the Committee in designing the executive compensation program for 2007. In connection with that engagement, the Committee requested that Hewitt Associates provide the Committee with competitive data and input when the Committee made its final decisions regarding 2006 performance bonuses for our Named Executive Officers in February 2007. The Committee also engaged Hewitt Associates in connection with Steven Schottenstein’s separation from M/I Homes in July 2006.

Components of 2006 Executive Compensation

For 2006, the principal components of our executive compensation program were:

•	base salary;

•	annual performance bonus;

•	equity-based compensation in the form of stock options; and

•	benefits and perquisites.

These same components were provided in 2005. The Committee does not have a pre-established policy or target for the allocation between cash and non-cash compensation or short-term and long-term compensation. Instead, the Committee annually reviews the peer group data and the current facts and circumstances relating to M/I Homes and its executives to determine an appropriate mix of compensation that furthers our compensation philosophy and objectives.

Base Salary. We use base salary as the guaranteed component of the Named Executive Officers’ annual cash compensation and believe that it is an important tool in attracting and retaining executives and rewarding individual performance. The Committee reviews each Named Executive Officer’s base salary level at its first regularly scheduled meeting of each year. During this review, the Committee considers:

•	the base salary levels of similarly-situated executives in our peer group;

•	each executive’s individual performance and contributions to M/I Homes; and

•	each executive’s level of experience and responsibility.

Taking these considerations into account, in February 2006, the Committee awarded base salary increases of $100,000 for each of Robert H. Schottenstein and Steven Schottenstein. The Committee awarded the increases based on two primary considerations. First, the base salaries of Robert H. Schottenstein and Steven Schottenstein ranked in the bottom quartile of the peer group for their respective positions. Second, the Committee believed that their performance and leadership directly attributed to our record performance in 2005. The Committee did not award salary increases to either Phillip G. Creek or J. Thomas Mason in 2006.

Annual Performance Bonus. The Committee administers our shareholder-approved 2004 Executive Officers Compensation Plan (the “2004 Plan”) to provide the annual performance bonus component of our executive compensation program. The 2004 Plan is a cash-based performance incentive plan designed to motivate our Named Executive Officers and reward them based on achievement of performance goals that we believe align the interests of the executives with the interests of our shareholders and create shareholder value. Because motivating our Named Executive Officers to contribute to, and rewarding them on the basis of, performance is a fundamental part of our executive compensation philosophy, the annual performance bonus has historically represented the most significant portion of total compensation.

Under the 2004 Plan, at the first regularly scheduled meeting of each year, the Committee establishes the award formulas and the performance goals to be measured to determine the amount of the cash performance bonus that may be earned by each Named Executive Officer for that year, including the maximum cash bonus each will be eligible to receive. The satisfaction of these performance goals is substantially uncertain at the time they are established. For 2006, the Committee selected net income and return on beginning equity as the performance goals. We believe these performance goals focus our Named Executive Officers on driving annual earnings and creating shareholder value. Historically, the Committee has also selected homebuyer satisfaction rating as a performance goal. In 2006, however, for the first time in our history, we engaged a third-party to calculate this rating for us and the Committee did not believe that it would be appropriate to use this goal until we had at least one year of experience with the third-party. As discussed below on page 23, the Committee selected homebuyer satisfaction rating as a performance goal for 2007.

For 2006, the Committee established (1) minimum, target and maximum net income goals of 75%, 100% and 110% of our 2005 net income, respectively, and (2) minimum and maximum return on beginning equity goals of 10% and 20%, respectively. Our Named Executive Officers were eligible to receive the following percentages of their respective 2006 base salaries depending on the degree to which we achieved these minimum, target and maximum levels of net income and minimum and maximum levels of return on beginning equity in 2006:

Net Income Performance Goal

Named Executive Officer	% of 2006 Base Salary Earned at Minimum (1)	% of 2006 Base Salary Earned at Target (1)	% of 2006 Base Salary Earned at Maximum (1)
Robert H. Schottenstein	70%	272%	292%
Phillip G. Creek	40%	200%	208%
J. Thomas Mason	10%	74%	84%
Steven Schottenstein	70%	272%	292%

(1)	The percentage of 2006 base salary earned increases proportionately among the Minimum, Target and Maximum Levels.

Return on Beginning Equity Performance Goal

Named Executive Officer	% of 2006 Base Salary Earned at Minimum (1)	% of 2006 Base Salary Earned at Maximum (1)
Robert H. Schottenstein	50%	73%
Phillip G. Creek	10%	52%
J. Thomas Mason	5%	21%
Steven Schottenstein	50%	73%

(1)	The percentage of 2006 base salary earned increases proportionately between the Minimum and Maximum levels.

The Committee also capped the maximum performance bonuses for Robert H. Schottenstein, Phillip G. Creek, J. Thomas Mason and Steven Schottenstein at 350%, 250%, 100% and 350% of their respective 2006 base salaries. The Committee determined the specific award formulas, performance goals and maximum bonus for each Named Executive Officer based on the annual cash performance-based bonus opportunity for similarly-situated executives in our peer group, the executive’s level of responsibility and individual performance. Consistent with our executive compensation philosophy, as an executive’s level of responsibility increases, the proportion of his potential cash compensation that is performance-based increases.

In 2006, we did not achieve the minimum levels of net income or return on beginning equity established by the Committee. As a result, none of the Named Executive Officers earned a cash performance bonus under the 2004 Plan.

The Committee recognizes that, in limited cases, the performance goals established at the beginning of the year under the 2004 Plan may not appropriately reward our Named Executive Officers for performance during that year due to extraordinary circumstances, such as the development of unforeseen events arising after the performance goals are established, and, in such cases, the payment of discretionary bonuses may be appropriate. In February 2007, after reviewing our performance, individual performance and the conditions prevailing in the homebuilding industry in 2006, consulting with Hewitt Associates, and in consideration of our company objective to retain exceptional executives, the Committee awarded Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason (1) discretionary cash bonuses in the amounts of $400,000, $200,000 and $62,500, respectively (the “Discretionary Cash Bonuses”), and (2) 31,746, 15,873 and 4,960 stock options, respectively, pursuant to our 1993 Stock Incentive Plan as Amended (the “Discretionary Stock Option Awards” and, together with the Discretionary Cash Bonuses, the “Discretionary Awards”). Each Discretionary Stock Option Award was granted at the closing price of our Common Shares on the NYSE on the date of grant and will vest and become exercisable over a three-year period in one-third increments on each December 31st following the date of grant. The Discretionary Stock Option Awards will be recognized for financial accounting purposes in the 2007 fiscal year and beyond, and, for this reason, are not reflected in the Summary Compensation Table and associated tables below relating to 2006.

While the Committee considered several factors, it focused on three factors in deciding to award the Discretionary Awards. First, in 2006, we incurred pre-tax land-related impairment charges of $71.8 million, write-offs for land and lot option deposits and pre-acquisition costs of $7.0 million and severance costs in connection with our workforce reduction of $7.0 million. Without taking into account these impairments, write-offs and severance costs, our 2006 net income would have been the third highest annual net income in our history and Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason would have been entitled to cash bonuses under the 2004 Plan in the amounts of $1,416,795, $554,075 and $150,126, respectively. While the Committee recognizes that our executives must be accountable for our overall performance, the Committee believes that external factors outside of our control, most notably the downturn experienced in the homebuilding industry during 2006, significantly contributed to the impairments, write-offs and severance costs. The Committee further believes that, because the downturn in the homebuilding industry turned out to be more severe than we anticipated in 2006, the performance goals established in February 2006 were not appropriate measures of corporate performance.

Second, the Committee considered the Named Executive Officers’ efforts during 2006 to manage the impact of the downturn in the homebuilding industry and, at the same time, position us for the future. Specifically, in response to the deteriorating conditions prevailing in the homebuilding industry, the Named Executive Officers promptly shifted our operating strategy to a defensive strategy making those adjustments necessary to keep our business consistent with market conditions. As a result, our gross and operating margins for 2006, exclusive of the impairments, write-offs and severance costs, as applicable, were 25.4% and 11.9%, respectively. At the same time, the Named Executive Officers continued to implement our geographic diversification and improve our Charlotte and Raleigh operations. In 2006, we delivered 60% of our homes in our Florida and Mid-Atlantic regions.

Third, the Committee believes that the Discretionary Awards incentivize the Named Executive Officers to remain with us and promote our long-term success. The Committee elected to pay one-half of the Discretionary Awards in the form of stock options in an effort to further a broader range of our executive compensation objectives.

In addition, the Committee reviewed the cash performance bonuses awarded to similarly-situated executive officers in our peer group for 2006 and the maximum amount that our Named Executive Officers were eligible to receive under the 2004 Plan for 2006. Based on these considerations, the Committee awarded each of Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason a Discretionary Award valued at approximately 40% of his maximum bonus opportunity under the 2004 Plan.

Equity-Based Compensation

For many years, the Committee has granted our Named Executive Officers (and other members of management) annual stock option awards. The Committee believes that, because stock options have value only if the price of our Common Shares increases, stock options align the interests of our Named Executive Officers with the interests of our shareholders with the ultimate goal of improving shareholder value. The Committee further believes that stock options encourage our Named Executive Officers to focus on our long-term performance and increase their investment in M/I Homes.

The Committee grants all stock options in accordance with our shareholder-approved 1993 Stock Incentive Plan as Amended (the “1993 Stock Plan”). As a result, all stock options are awarded at the closing price of our Common Shares on the NYSE on the date of grant. Except in the case of grants for new hires (which are made at the first Committee meeting following the hiring date), the Committee grants all employee stock options (as well as all other awards under the 1993 Stock Plan) at its first regularly scheduled Committee meeting of the year (typically in February). Our Board generally establishes the date of this meeting many months in advance and the meeting follows our release of earnings for the prior year so that the stock price at the time of grant can reasonably be expected to fairly represent the market’s collective view of our then current results.

The annual stock option grants vest and become exercisable over a five-year period in 20% increments on each December 31st following the date of grant and expire ten years from the date of grant. In addition to focusing our Named Executive Officers on long-term performance, the Committee believes that the five-year vesting term also aides in the retention of our Named Executive Officers.

In determining the size of the stock option awards, the Committee considers the following:

•	the long-term incentive opportunity for similarly-situated executive officers in our peer group; and

•	individual attributes such as level of responsibility, individual performance, contributions to M/I Homes, and ability to impact our future performance.

In 2006, the Committee awarded Robert H. Schottenstein, Phillip G. Creek, J. Thomas Mason, and Steven Schottenstein stock options to purchase 75,000, 30,000, 12,500 and 75,000 Common Shares, respectively. The Committee determined the size of these grants, all of which represented increases from the prior year, based on two primary considerations. First, the Committee compared the fair value of the stock options awarded to our Named Executive Officers against the fair value of the long-term incentives awarded to similarly-situated executives in the peer group and determined that the value of the stock options awarded to our Named Executive Officers in recent years has been in the bottom quartile of our peer group. Second, the Committee determined that the individual performance of the Named Executive Officers contributed significantly to our record success in 2005 and the stock options would encourage our Named Executive Officers to remain with us. While not a primary consideration, the Committee also determined that the total number of annual stock options granted to our Named Executive Officers in 2006 was consistent with our historical practice of granting approximately 50% of the total number of annual stock options to the Named Executive Officers.

Benefits and Perquisites

Employee Benefits. M/I Homes provides all of its employees, including our Named Executive Officers, with the opportunity to save for retirement through our defined contribution 401(k) Profit Sharing Plan (the “401(k) Plan”). We also elected in 2006 to make a profit sharing contribution to the 401(k) Plan on behalf of all employees. The 401(k) Plan limits the amount of compensation that is eligible for profit sharing to $50,000. For 2006, the contribution made on behalf of each Named Executive Officer was $3,175. Our Named Executive Officers participate in the 401(k) Plan on the same terms as our other employees.

In an effort to maintain a healthy workforce, we provide all employees, including our Named Executive Officers, with the opportunity to participate in various health and welfare benefit programs, including medical, dental, life and short-term disability insurance. We share the cost of these benefit programs with our employees. Our Named Executive Officers participate in these programs on the same terms as our other employees. In addition to the aforementioned benefits, we also pay the premiums for a $4,000,000 and $1,000,000 supplemental split-dollar life insurance policy for Robert H. Schottenstein and Phillip G. Creek, respectively, and reimburse them for the taxes they incur with respect to our payment of the term portion of the premium for their respective policy. Historically we provided this benefit to each of our executive officers for competitive reasons. Since 2002, we have continued (on the same terms without any material modification) only those split-dollar policies that were in force for our executive officers at the time of the adoption of the Sarbanes-Oxley Act and have not provided this benefit to any of our new executive officers. Until his separation from M/I Homes in July 2006, we paid the premiums for a split-dollar life insurance policy for Steven Schottenstein. In connection with his separation, he assigned his split-dollar life insurance policy to us and we discontinued the policy.

Perquisites. We provide our Named Executive Officers with limited perquisites and personal benefits that the Committee believes are reasonable and consistent with our executive compensation philosophy and objectives and competitive market practices. In 2006, we provided only the following perquisites and personal benefits:

•

All Named Executive Officers, along with certain other members of management, were provided with a company-leased automobile for their business and personal use. The program is administered as part of our overall fleet program. The vehicle type and allowable expense are determined on a schedule based on position within the company.

•

We maintain a company plane primarily for transporting the Named Executive Officers, as well as other employees, among our regional offices and to other business-related travel destinations. For security and efficiency reasons, our Chief Executive Officer and the other Named Executive Officers (with the approval of the Chief Executive Officer) are permitted to use our plane for personal use. During 2006, only Robert H. Schottenstein and Steven Schottenstein used the plane for personal use. Both were assessed income for all personal use of the plane based on the amounts set forth for personal use of employer-provided aircraft under the applicable Internal Revenue Service Rules.

Severance Arrangements

We do not currently have employment or severance agreements with any of our Named Executive Officers who are currently employed by us, except for the Change in Control Agreement with Mr. Creek discussed below. As a result, we are not obligated to pay any severance or other enhanced benefits to our Named Executive Officers who are currently employed by us upon termination of employment or a change in control of M/I Homes, other than the benefits that may be payable to Mr. Creek and the benefits provided to all participants under our employee benefit plans.

In March 2004, we entered into a Change in Control Agreement with Phillip G. Creek, our Senior Vice President, Chief Financial Officer and a Director. Mr. Creek has been with us since 1993 and has worked in the homebuilding industry since 1978. The Change in Control Agreement is intended to incentivize Mr. Creek to remain with us.

Because the Change in Control Agreement is intended to provide Mr. Creek with a level of financial protection only upon loss of employment in connection with a change in control, the Agreement requires a “double trigger.” Under the Change in Control Agreement, in the event that (1) we terminate Mr. Creek’s employment without cause (as defined therein) within six months prior to, or twenty-four months after, a change in control of M/I Homes (as defined therein) or (2) Mr. Creek terminates his employment for good reason (as defined therein) within twenty-four months after a change in control, Mr. Creek will be entitled to a lump sum payment equal to the sum of two times his average base salary during the preceding three fiscal years and two times his average cash bonus during the preceding three fiscal years. Mr. Creek will also receive payment for any unused vacation and reimbursement for COBRA benefits for up to a maximum of 18 months unless he obtains replacement coverage. In addition, he may be reimbursed for any excise tax that he incurs if the payments to him constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. If the Change in Control Agreement were triggered on December 31, 2006, we estimate that Mr. Creek would have been entitled to a payment of $1,791,599 plus the benefits described above.

The Committee recognizes that, in certain limited cases, it may be necessary and appropriate to provide severance benefits. In July 2006, the Committee and our Board approved entering into a Separation and Release Agreement with Steven Schottenstein who, at the time, was our Vice Chairman and Chief Operating Officer.

Pursuant to the terms of the Separation and Release Agreement, we agreed to pay Steven Schottenstein separation benefits in the amount of $4,308,000, which represented the sum of (1) two times his average base salary for 2003, 2004 and 2005 and (2) two times his average annual bonus for 2003, 2004 and 2005 in recognition of his long and distinguished service to us. We paid one-half of this amount to him ratably in accordance with our ordinary payroll practices through January 31, 2007 and are paying the remaining one-half in equal monthly installments from February 1, 2007 until July 1, 2007. In addition, pursuant to the Separation and Release Agreement, we (1) agreed to buy-out his automobile lease for approximately $54,000, (2) paid him $22,000 to cover the costs of medical and dental insurance benefits for him and his dependents under COBRA for 18 months and (3) agreed to pay him an amount equal to the pro rata portion of the annual performance bonus (if any) that he would have been entitled to receive had he remained employed through the date any such amount would have been paid. Because, as discussed above, our Named Executive Officers were not entitled to any annual performance bonus in 2006, Steven Schottenstein received no payment pursuant to this provision. At the time of his separation, Steven Schottenstein held 48,000 vested stock options and 184,000 unvested stock options. In accordance with the 1993 Stock Plan, he forfeited the 184,000 unvested stock options and may exercise the 48,000 vested stock options for a period of one year from the effective date of the Separation and Release Agreement.

In consideration for the payment of the separation benefits and other provisions of the Separation and Release Agreement, Steven Schottenstein agreed to be bound by perpetual non-disclosure and one-year non-compete and non-solicitation provisions and a release of all claims as more fully described in the Separation and Release Agreement. In connection with the determination of appropriate separation benefits, the Committee engaged Hewitt Associates to provide competitive data and general advice regarding the form and amount of separation benefits.

Pursuant to the terms of our 1993 Stock Plan, if a participant is terminated for any reason other than retirement, death or disability, then his or her stock option privileges will be limited to the options immediately exercisable on the date of such termination and will expire unless exercised within 30 days after the date of termination and his or her unvested shares of restricted stock will be forfeited. In the case of death or disability, all options will become immediately exercisable and will expire unless exercised within one year and the Committee has the authority in its sole discretion to accelerate the vesting of any shares of restricted stock. In the case of retirement, a participant’s option privileges will be limited to the options immediately exercisable on the date of retirement and will expire unless exercised within one year after such date and the Committee has the authority in its sole discretion to accelerate the vesting of any shares of restricted stock. In the case of a change in control of M/I Homes, all unvested options and shares of restricted stock will immediately vest.

Under the terms of our 2004 Plan, if a participant’s employment is terminated, whether voluntarily or involuntarily, before the payment date for awards for the plan year, then such participant will not be eligible for an award for that plan year. However, in the event of termination due to death, disability, retirement or change in control, the Committee has the authority in its sole discretion to pay an award.

Deferred Compensation

The Named Executive Officers may elect to defer payment of part or all of their annual cash performance bonus to a later date under our Executives’ Deferred Compensation Plan. Under the Executives’ Deferred Compensation Plan, the deferred amount is allocated to the Named Executive Officer’s deferred compensation account, where the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion, which is the same day the bonus is paid and the allocation is made. Each executive's deferred compensation account is credited in an amount equal to the cash dividends actually declared and paid on our Common Shares based on the phantom stock units held by the executive at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. The phantom stock units held by a Named Executive Officer are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than disability or retirement (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of M/I Homes, the phantom stock units are distributed in whole Common Shares within 60 days of the date of the change in control if an executive has so elected in his deferral notice.

The Committee believes that, by encouraging ownership of our Common Shares, the Executives’ Deferred Compensation Plan further aligns the interests of the Named Executive Officers with our shareholders. The actual amounts deferred and distributions received by our Named Executive Officers in 2006 as well as their respective aggregate balances as of December 31, 2006 are set forth in the Nonqualified Deferred Compensation table on page 29 below.

Share Ownership Guidelines

We do not require our Named Executive Officers to own a minimum number of our Common Shares. However, we seek to encourage our Named Executive Officers to own our Common Shares by making the annual equity-based compensation awards a meaningful part of each executive’s total compensation and providing our executives with the opportunity to defer payment of part or all of their annual cash performance bonus and receive Common Shares in lieu thereof at a future date under the Executives’ Deferred Compensation Plan.

We grant equity-based awards to align the interests of our Named Executive Officers with those of our shareholders. Accordingly, we discourage our executives from buying or selling derivative securities related to our Common Shares because we believe such securities are counter to the alignment we seek to achieve.

Tax and Accounting Implications

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code prohibits us from taking a tax deduction for non-performance-based compensation paid to a Named Executive Officer in excess of $1,000,000 per year. As part of its role, the Committee considers the deductibility of our executive compensation under Section 162(m) and seeks to qualify all Named Executive Officer compensation for full deductibility to the extent feasible. In certain limited cases, the Committee may award compensation that does not meet the requirements of Section 162(m) if, in its judgment, such payments are necessary to achieve our compensation philosophy and objectives. The Committee believes that all compensation paid to our Named Executive Officers for 2006 was fully deductible for federal income tax purposes.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not yet been issued, we believe we are operating in good faith compliance with the statutory provisions (Section 409A of the Internal Revenue Code) which became effective on January 1, 2005. To the extent necessary after the final regulations are issued, we intend to amend our nonqualified deferred compensation arrangements to ensure compliance with Section 409A.

Statement of Financial Accounting Standards No. 123(R). On January 1, 2006, we began accounting for stock-based compensation, including our 2006 annual stock option awards, in accordance with the requirements of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R) (“FAS123(R)”). See the Summary Compensation Table on page 25 for the amount of expense recorded during fiscal year 2006 under FAS123(R) for stock option awards granted to our Named Executive Officers.

Looking Forward—2007 Changes

In late 2006, the Committee engaged Hewitt Associates to provide an independent review of our executive compensation program design for the 2007 fiscal year. In the course of the engagement, Hewitt Associates and the Committee reviewed our executive compensation program as a whole and each principal component of the program. At the request of the Committee, Hewitt Associates provided market data relating to the current compensation practices of our peer group and beyond and alternatives to consider when making compensation decisions for 2007, with a particular focus on equity-based compensation and the relationship between company performance and executive compensation.

Based on this review, the Committee determined that, while the principal components of our executive compensation program are effective in promoting our executive compensation philosophy and objectives, changing the mix of compensation to include more equity-based compensation would be appropriate and consistent with current market practices. Specifically, market data indicated that the amount of our equity-based, long-term compensation has historically ranked in the bottom quartile of our peer group and our peer group is increasingly using full value awards in the form restricted stock.

In response to these findings, at its regularly scheduled meeting in February 2007 at which it established the 2007 compensation packages for the Named Executive Officers who are currently employed by us, the Committee awarded 40% of the value of each such Named Executive Officer’s 2007 performance bonus opportunity in the form of performance-based restricted stock (20%) and performance-based stock options (20%) under the 1993 Stock Plan. Under these awards, to the extent that we achieve certain levels of net income, return on equity and homebuyer satisfaction ratings in 2007, (1) a specified percentage of the Common Shares underlying the restricted stock will vest in one-third increments on the first, second and third anniversaries of the date of grant, and (2) a specified percentage of the Common Shares underlying the stock options will vest and become exercisable in 20% increments on December 31, 2007, 2008, 2009, 2010 and 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Friedrich K. M. Böhm (Chairman)

Norman L. Traeger

Jeffrey H. Miro

2006 EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation for the fiscal year ended December 31, 2006 for the Company’s Chief Executive Officer, each other executive officer of the Company and the Company’s former Vice Chairman and Chief Operating Officer:

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (8)	Total ($)
Robert H. Schottenstein Chairman, Chief Executive Officer and President	2006	634,615	400,000	—	754,134	—	—	304,148	2,092,897

Phillip G. Creek Senior Vice President, Chief Financial Officer and Director	2006	400,000	200,000	—	267,766	—	—	32,780	900,546

J. Thomas Mason Senior Vice President, General Counsel, Secretary and Director	2006	300,000	62,500	—	104,787	—	—	15,459	482,746

Steven Schottenstein (7) Former Vice Chairman and Chief Operating Officer	2006	342,308	—	—	—	—	—	4,455,996	4,798,304

(1)	The amounts shown reflect the base salaries earned by the Named Executive Officers for the 2006 fiscal year.

(2)

The amounts shown reflect cash bonuses awarded to the Named Executive Officers for the 2006 fiscal year. See “Compensation Discussion and Analysis—Annual Performance Bonus” on page 17 for more information concerning these bonuses. Pursuant to the terms of the Executives’ Deferred Compensation Plan, each of the Named Executive Officers may elect to defer the payment of part or his entire bonus to a later date. The deferred amount is converted into whole phantom stock units which are distributed in the form of whole Common Shares on the future payment date. Each participant will not beneficially own Common Shares acquired under the plan until such Common Shares are distributed pursuant to the terms of the plan. With respect to Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, the amounts shown include $20,000 allocated to Common Shares (621 shares), $20,000 allocated to Common Shares (589 shares) and $6,250 allocated to Common Shares (184 shares), respectively, pursuant to the Executives’ Deferred Compensation Plan. See “Compensation Discussion and Analysis—Deferred Compensation” on page 22 for a description of this plan and the Nonqualified Deferred Compensation table on page 29 for a description of benefits accrued under this plan.

(3)	As of December 31, 2006, no stock awards have been granted under the 1993 Stock Plan.

(4)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the 2006 fiscal year in accordance with FAS 123(R) of stock option awards granted pursuant to the 1993 Stock Plan (without reduction for assumed forfeitures) and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The stock option awards underlying the dollar amount recognized for financial statement reporting purposes for each Named Executive Officer are as follows:

Name	2002 (# of shares)	2003 (# of shares)	2004 (# of shares)	2005 (# of shares)	2006 (# of shares)
Robert H. Schottenstein	3,200	4,800	8,800	13,000	15,000
Phillip G. Creek	1,400	1,600	3,000	4,000	6,000
J. Thomas Mason	400	1,000	1,200	1,400	2,500
Steven Schottenstein	—	—	—	—	—

(5)

No amounts were earned under the 2004 Plan for the 2006 fiscal year. See “Compensation Discussion and Analysis—Annual Performance Bonus” on page 17 and the Grants of Plan-Based Awards table on page 27 for more information concerning awards made under the 2004 Plan in 2006.

(6)

We do not provide pension benefits or above-market or preferential earnings on nonqualified deferred compensation. Dividends on the phantom stock units issued under the Executives’ Deferred Compensation Plan are equal to the dividends paid with respect to our Common Shares and therefore are not considered “above-market” under SEC Rules. Any such dividends are not included in the Summary Compensation Table but are included in the “Aggregate Earnings in Last Fiscal Year” column of the Nonqualified Deferred Compensation table on page 29.

(7)	Steven Schottenstein served as our Vice Chairman and Chief Operating Officer until July 21, 2006.

(8)	The following table sets forth the details of “All Other Compensation” paid to each Named Executive Officer:

Name	Year	Personal Use of Company Aircraft ($) (a)	Company Automobile ($) (b)	Tax Reimbursement ($) (c)	Life Insurance Premiums ($) (d)	Company Contributions to 401(k) Plans ($) (e)	Severance Payments / Accruals ($) (f)	Total ($)
Robert H. Schottenstein	2006	214,601	19,812	9,760	56,800	3,175	—	304,148
Phillip G. Creek	2006	—	12,984	1,760	14,861	3,175	—	32,780
J. Thomas Mason	2006	—	12,284	—	—	3,175	—	15,459
Steven Schottenstein	2006	62,224	9,772	—	—	—	4,384,000	4,455,996

(a)

The amounts shown reflect the incremental cost to the Company relating to personal use of the Company’s plane. The incremental cost for personal use of the Company’s plane is calculated based on the variable cost per hour to operate the plane times the hours of personal use. The amounts shown also include a pro-rata portion of the tax deduction loss attributable to non-deductibility of a portion of the cost to operate the plane.

(b)	The amounts shown reflect the aggregate cost to the Company attributable to provision of a Company-leased automobile.

(c)

The amounts shown reflect the amount paid by the Company for reimbursement of taxes incurred by the Named Executive Officer in connection with the Company’s payment of the premium for a split-dollar life insurance policy for the benefit of the Named Executive Officer.

(d)	The amounts shown reflect the premiums paid by the Company for a split-dollar life insurance policy for the benefit of the Named Executive Officer.

(e)	The amounts shown reflect profit-sharing contributions made by the Company to the Named Executive Officers pursuant to the 401(k) Plan.

(f)

The amounts shown reflect the amount paid or payable pursuant to the terms of the Separation and Release Agreement between the Company and Steven Schottenstein. See “Compensation Discussion and Analysis—Severance Arrangements” on page 21 for more information concerning these severance payments.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (2)	Exercise or Base Price of Option Awards ($ /Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold	Target	Maximum
Robert H. Schottenstein	2/13/2006	$780,000	$2,197,800	$2,275,000
	2/13/2006				75,000	$41.45	$1,328,250
Phillip G. Creek	2/13/2006	$200,000	$957,700	$1,000,000
	2/13/2006				30,000	$41.45	$531,300
J. Thomas Mason	2/13/2006	$45,000	$270,600	$300,000
	2/13/2006				12,500	$41.45	$221,375
Steven Schottenstein	2/13/2006	$720,000	$2,028,700	$2,100,000
	2/13/2006				75,000	$41.45	$1,328,250

(1)

The amounts shown reflect awards made pursuant to the 2004 Plan and the range of payments that each Named Executive Officer was eligible to receive with respect to the 2006 fiscal year based on the award formulas and performance goals established by the Compensation Committee pursuant to the 2004 Plan for each such Named Executive Officer as described in “Compensation Discussion and Analysis—Annual Performance Bonus” on page 17. In 2006, we did not achieve the minimum levels of the performance goals established by the Compensation Committee, and, as a result, none of the Named Executive Officers earned a cash performance bonus under the 2004 Plan.

(2)

The stock options were granted under the 1993 Stock Plan and vest and become exercisable over a five-year period in 20% increments on each December 31st following the date of grant and expire after ten years unless sooner exercised or forfeited. The stock options were granted at the closing market price on the date of grant. See “Compensation Discussion and Analysis—Equity–Based Compensation” on page 19 and “Compensation Discussion and Analysis—Severance Arrangements” on page 21 for more information concerning stock options granted under our 1993 Stock Plan.

(3)	The amounts shown reflect the grant date fair value (determined in accordance with FAS 123(R)) of the stock options granted to the Named Executive Officers in the 2006 fiscal year.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards (1)		Option Exercise Price ($)	Option Expiration Date
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable
Robert H. Schottenstein
	8,000	—	16.38	2/13/2011
	16,000	—	28.55	2/14/2012
	16,000	8,000	27.15	2/12/2013
	22,000	22,000	46.61	3/8/2014
	26,000	39,000	54.85	2/16/2015
	15,000	60,000	41.45	2/13/2016
Phillip G. Creek
	4,000	—	6.69	2/15/2010
	7,000	—	16.38	2/13/2011
	7,000	—	28.55	2/14/2014
	6,400	1,600	27.15	2/12/2013
	9,000	6,000	46.61	3/8/2014
	8,000	12,000	54.85	2/16/20/15
	6,000	24,000	41.45	2/13/2016
J. Thomas Mason
	2,000	—	30.76	8/13/2012
	3,000	1,000	27.15	2/12/2013
	3,600	2,400	46.61	3/8/2014
	2,800	4,200	54.85	2/16/2015
	2,500	10,000	41.45	2/13/2016
Steven Schottenstein
	8,000	—	16.38	7/21/2007
	8,000	—	28.55	7/21/2007
	8,000	—	27.15	7/21/2007
	11,000	—	46.61	7/21/2007
	13,000	—	54.85	7/21/2007

(1)

Each of the stock options set forth in this table was granted under the 1993 Stock Plan and vests and becomes exercisable over a five-year period in 20% increments on each December 31st following the date of grant and expires ten years after the date of grant (except in the case of Steven Schottenstein whose options expire on July 21, 2007 (one year after his separation from the Company) in accordance with the terms of the 1993 Stock Plan.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert H. Schottenstein	—	—	—	—
Phillip G. Creek	—	—	—	—
J. Thomas Mason	—	—	—	—
Steven Schottenstein	—	—	—	—

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions in Last Fiscal Year ($) (4)	Aggregate Balance at Last Fiscal Year-End ($) (5)
Robert H. Schottenstein	96,250	—	619	70,672	274,819
Phillip G. Creek	80,000	—	427	44,801	193,216
J. Thomas Mason	27,500	—	103	—	50,433
Steven Schottenstein	87,500	—	569	68,906	250,980

(1)

The amounts shown represent the amounts deferred by the Named Executive Officers during the 2006 fiscal year pursuant to the Executives’ Deferred Compensation Plan in connection with the payment of performance bonuses for the 2005 fiscal year. Because the amounts shown relate to deferral of performance bonuses for the 2005 fiscal year, none of these amounts are reported as compensation in the Summary Compensation Table on page 25. For each Named Executive Officer other than J. Thomas Mason (who was not a Named Executive Officer prior to the 2006 fiscal year), the amounts shown were reported as compensation in the Summary Compensation Table included in last year’s proxy statement. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 22.

(2)	The Company does not make any contributions under the Executives’ Deferred Compensation Plan on behalf any of the participants in the plan.

(3)

The amounts shown represent the value of dividends credited to the Named Executive Officers’ accounts during the 2006 fiscal year pursuant to the Executives’ Deferred Compensation Plan based on dividends paid with respect to our Common Shares during the 2006 fiscal year. None of the amounts reported in this column are reported as compensation in the Summary Compensation Table on page 25. The amounts shown do not include the notional change in the value of the Named Executive Officers’ accounts during the 2006 fiscal year based on the change in value of our Common Shares during the 2006 fiscal year.

(4)	The amounts shown represent the basis of the Common Shares distributed to the Named Executive Officers during the 2006 fiscal year pursuant to the Executives’ Deferred Compensation Plan.

(5)

The amounts shown represent the value of the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan as of December 31, 2006 based on the cumulative dollar amounts deferred plus dividends accrued minus distributions made through December 31, 2006. The market value as of the end of the 2006 fiscal year of the Common Shares underlying the whole phantom stock units held in the Named Executive Officers’ accounts, based on the closing price of our Common Shares on the NYSE on December 29, 2006 (the last business day of the fiscal year), was $237,427, $168,418, $45,943 and $217,072 for Robert H. Schottenstein, Phillip G. Creek, J. Thomas Mason and Steven Schottenstein, respectively. With respect to Robert H. Schottenstein, Phillip G. Creek and Steven Schottenstein, $273,750, $192,500 and $250,000 of the amounts shown, respectively, have been previously reported as compensation in the Summary Compensation Table for previous years.

Potential Payments Upon Termination or Change in Control

As described in “Compensation Discussion and Analysis—Severance Arrangements” on page 21, we do not currently have employment or severance agreements with any of our Named Executive Officers who are currently employed by us, except for the Change in Control Agreement between the Company and Phillip G. Creek. As a result, we are not obligated to pay any severance or other enhanced benefits to such Named Executive Officers upon termination of employment or a change in control of the Company, other than the benefits that may be payable to Mr. Creek and the benefits provided to all participants under our benefit plans.

The following table summarizes the potential payments to our Named Executive Officers (other than Steven Schottenstein) upon a termination of employment or a change in control of the Company (assuming termination of employment or a change in control on December 31, 2006):

Name and Type of Potential Payment	Death ($)	Disability ($)	Change in Control ($)	Involuntary Not for Cause Termination Before Change in Control ($)	Involuntary Not for Cause Termination or Voluntary Termination for Good Reason After Change in Control ($)
Robert H. Schottenstein Accelerated Vesting of Stock Options (1)	88,320	88,320	88,320	—	—
Phillip G. Creek Severance Benefits (2) Accelerated Vesting of Stock Options (1)	— 17,664	— 17,664	— 17,664	1,845,651 —	1,845,651 —
J. Thomas Mason Accelerated Vesting of Stock Options (1)	11,040	11,040	11,040	—	—

(1)

Pursuant to the terms of the 1993 Stock Plan, if a participant’s employment is terminated as a result of death or disability or there is a change in control of the Company, all of the participant’s unvested stock options immediately vest and become exercisable. The payments shown represent the value of the accelerated stock options as of December 31, 2006, calculated by multiplying the number of accelerated stock options by the difference between the exercise price and the closing price of our Common Shares on the NYSE on December 29, 2006 (the last business day of the fiscal year). For more information concerning a participant’s rights upon termination or a change in control under the 1993 Stock Plan, see “Compensation Discussion and Analysis—Severance Arrangements” on Page 21.

(2)

$1,791,599 of the payments shown represent a lump sum payment equal to twice Mr. Creek’s average base salary and average cash bonus during 2003, 2004 and 2005; $38,461 of the payments shown represent the value of his unused vacation as of December 31, 2006; and $15,591 of the payments shown represent the estimated cost to the Company as of December 31, 2006 of reimbursing Mr. Creek for COBRA benefits for 18 months. For more information concerning the Change in Control Agreement, see “Compensation Discussion and Analysis—Severance Arrangements” on page 21.

In addition to the amounts shown in the table, pursuant to the terms of the Executives’ Deferred Compensation Plan, the phantom stock units held by each Named Executive Officer will be distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than disability or retirement (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of the Company, the phantom stock units will be distributed in whole Common Shares within 60 days of the date of the change in control if he has so elected in his deferral notice. On December 31, 2006, the market value of each Named Executive Officer’s account under the Executives’ Deferred Compensation Plan is $237,427, $168,418, $45,943 and $217,072 for Robert H. Schottenstein, Phillip G. Creek, J. Thomas Mason and Steven Schottenstein, respectively. For more information concerning the Named Executive Officers’ rights under the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation” on page 22.

In connection with his separation from the Company in July 2006, we entered into a Separation and Release Agreement with Steven Schottenstein. For information concerning the separation benefits provided to Mr. S. Schottenstein, see “Compensation Discussion and Analysis—Severance Arrangements” on page 21 and the Nonqualified Deferred Compensation table on page 29.

Compensation of Directors

Each non-employee director (other than the Chairman of the Audit Committee and, in 2006, the Co-Chairmen of the Planning Committee) receives an annual retainer of $50,000 as payment for his or her service on the Board and any of its committees. The Chairman of the Audit Committee receives an annual retainer of $75,000, and in 2006, the Co-Chairmen of the Planning Committee received an annual retainer of $60,000. All retainers are paid in equal quarterly installments after each quarterly Board meeting. Non-employee directors may defer payment of their retainer fees pursuant to the Company’s Director Deferred Compensation Plan. See note (1) to the Director Compensation Table below for a description of this plan. Each non-employee director also receives an annual grant of 1,000 stock units pursuant to the Company’s 2006 Director Equity Incentive Plan. In addition, as described in last year’s proxy statement, each of Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger received an additional award of 1,000 stock units in 2006 in respect of services provided as a director in 2005. Pursuant to the terms of the 2006 Director Equity Incentive Plan, all stock units will be settled in Common Shares upon the director’s separation of service from the Company. Any dividends paid with respect to our Common Shares after the grant date of stock units will accrue and be added to a director’s stock units and paid in Common Shares upon separation of service. The Compensation Committee awards all grants of stock units at its meeting immediately following the annual meeting of shareholders. Directors who are also employees of the Company receive no additional compensation for their service on the Board.

Director Compensation Table

The following table summarizes the total compensation for the fiscal year ended December 31, 2006 for each of the Company’s non-employee directors:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
Joseph A. Alutto, Ph.D.	60,000	64,620	—	124,620
Friedrich K.M. Böhm	60,000	64,620	17,446	142,066
Yvette McGee Brown (4)	37,500	32,310	—	69,810
Thomas D. Igoe	75,000	64,620	17,446	157,066
Jeffrey H. Miro	50,000	64,620	17,446	132,066
Lewis R. Smoot, Sr. (5)	44,810	—	—	44,810
Norman L. Traeger	50,000	64,620	17,446	132,066

(1)

The amounts shown reflect the annual retainers earned by the non-employee directors for the 2006 fiscal year. Pursuant to the Director Deferred Compensation Plan, each of our non-employee directors may elect to defer to a later date the payment of all or any portion of the retainer fees received for serving as a director. The deferred fees are allocated to the non-employee director’s deferred compensation account, where the fees are converted into that number of whole phantom stock units determined by dividing the amount of the deferred fees by the closing sales price of our Common Shares on the NYSE on the date of such conversion, which is the last business day of the month in which the allocation is made. Each non-employee director’s deferred compensation account is credited in an amount equal to the cash dividends actually declared and paid on our Common Shares based on the phantom stock units held by the non-employee director at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. The phantom stock units held by a non-employee director are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the non-employee director in his or her deferral notice or the date the non-employee director no longer serves as a director. With respect to Joseph A. Alutto, Ph.D., Friedrich K.M. Böhm, Thomas D. Igoe, Jeffrey H. Miro and Norman L. Traeger, the amounts shown include $60,000 allocated to Common Shares (1,569 shares), $60,000 allocated to Common Shares (1,571 shares), $75,000 allocated to Common Shares (1,962 shares), $50,000 allocated to Common Shares (1,308 shares) and $50,000 allocated to Common Shares (1,307 shares), respectively, pursuant to the Director Deferred Compensation Plan. See Note 1 to the Principal Shareholders table on page 12 for information concerning the total number of Common Shares held by each non-employee director pursuant to the Director Deferred Compensation Plan.

(2)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the 2006 fiscal year in accordance with FAS 123(R) of stock unit awards granted under the 2006 Director Equity Incentive Plan during the 2006 fiscal year. Because the stock units are vested at the time of grant, the grant date fair value in accordance with FAS 123(R) is equal to the amount recognized for financial statement reporting purposes. As of December 31, 2006, each non-employee director held 2,001 stock units pursuant to the 2006 Director Equity Incentive Plan, other than Yvette McGee Brown who held 1,000 stock units.

(3)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the 2006 fiscal year in accordance with FAS 123(R) of stock option awards granted under the 1993 Stock Plan prior to 2006. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. As of December 31, 2006, Friedrich K.M. Böhm held stock options to purchase 5,700 Common Shares (4,300 exercisable and 1,400 unexercisable); Thomas D. Igoe held stock options to purchase 7,700 Common Shares (6,300 exercisable and 1,400 unexercisable); Jeffrey H. Miro held stock options to purchase 10,500 Common Shares (9,100 exercisable and 1,400 unexercisable); and Normal L. Traeger held stock options to purchase 10,500 Common Shares (9,100 exercisable and 1,400 unexercisable). Prior to the 2005 fiscal year, we annually granted each non-employee director a stock option to purchase 2,500 Common Shares under the 1993 Stock Plan.

(4)	Yvette McGee Brown was elected as a director at the 2006 Annual Meeting of Shareholders and received a pro-rated portion of the annual retainer in 2006.

(5)

Lewis R. Smoot, Sr. retired as a director at the 2006 Annual Meeting of Shareholders and received a pro-rated portion of the annual retainer in 2006. Mr. Smoot also received a one-time cash payment of $32,310 (equal to the fair market value of 1,000 Common Shares on the date the payment was approved) in 2006 in respect of services provided as a director in 2005 because he was not eligible (as a result of the timing of his retirement) to receive an award of 1,000 stock units under the 2006 Director Equity Incentive Plan in respect of services provided as a director in 2005.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Purpose. The purpose of the Audit Committee of the Board is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The specific duties of the Audit Committee are set forth in its Charter.

Responsibility. Management is responsible for the Company’s internal controls and preparing the Company’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon, as well as for auditing management’s assessment of the effectiveness of internal control over financial reporting and also auditing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by management and the independent registered public accounting firm.

Meetings. During the 2006 fiscal year, the Audit Committee met seven times. In addition, the Chairman of the Audit Committee, on behalf of the Audit Committee, met quarterly with the Company’s senior financial management, including internal audit and Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. These meetings were followed up with a telephonic report by the Audit Committee Chairman to the other members of the Audit Committee.

Auditor Independence. In fulfilling its oversight responsibility as to the audit process, the Audit Committee: obtained from D&T a formal written statement describing all relationships between D&T and the Company that might bear on D&T’s independence consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; discussed with D&T any relationships that may impact D&T’s objectivity and independence; and satisfied itself as to D&T’s independence.

Auditor Required Communications. The Audit Committee reviewed and discussed with management, the internal auditors and D&T the quality and adequacy of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed and discussed with D&T all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, and, with and without management present, discussed and reviewed the results of D&T’s audit of the consolidated financial statements. The Audit Committee also reviewed and discussed the results of the Company’s internal audits conducted throughout the year.

Annual Financial Statements and Internal Controls. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2006 with management and D&T. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, consistently applied. The Audit Committee also reviewed, and discussed with management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Conclusion. Based on the Audit Committee’s reviews and discussions with management and D&T noted above, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 that was filed with the SEC.

Audit Committee:

Thomas D. Igoe (Chairman)

Friedrich K.M. Böhm

Norman L. Traeger

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees paid or to be billed to the Company for the fiscal years ended December 31, 2006 and December 31, 2005:

	Year Ended December 31,
	2006	2005
Audit Fees	$1,048,000	$916,000
Audit-Related Fees	143,750	140,000
Tax Fees	—	26,000

Total	$1,191,750	$1,082,000

Audit Fees for the fiscal years ended December 31, 2006 and 2005 consisted of fees for professional services rendered for the audits of the consolidated financial statements of the Company and M/I Financial and quarterly reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. In addition, the fees include $369,000 and $400,000 in 2006 and 2005, respectively, for the performance of audits of the Company’s assessment of internal control over financial reporting and audits of the Company’s internal control over financial reporting.

Audit-Related Fees for the fiscal years ended December 31, 2006 and 2005 consisted of fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. The services in this category included audits of our employee benefits plans, accounting consultations, debt offering assistance and due diligence procedures.

Tax Fees for the fiscal year ended December 31, 2005 consisted of fees billed for professional services rendered for tax compliance and state tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted the following policy with respect to engagement of the Company’s independent registered public accounting firm to perform services for the Company:

Annually, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year, together with a schedule of fees for such services, for approval.

In addition, the Audit Committee will annually pre-approve a list of audit services (not covered by the audit engagement letter) and permissible audit-related services, tax services and other services as well as a range of fees for those services. Any services rendered by the independent registered public accounting firm during that fiscal year will be considered pre-approved by the Audit Committee provided the services rendered fall within the list of pre-approved services and the fees do not exceed the pre-approved fees. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the authority to amend or modify the list of pre-approved permissible audit and non-audit services and fees. The Chairman will report any action taken to the Audit Committee at its next meeting.

During fiscal year 2006, no services were approved by the Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors and officers and any person who beneficially owns more than ten percent of the Common Shares to file reports of ownership and changes in ownership of the Common Shares with the SEC. Based solely on a review of the reports filed on behalf of these persons and representations of the directors and officers, the Company believes that during the 2006 fiscal year its directors, officers and greater than ten percent beneficial owners complied with such requirements. On February 21, 2007, Ann Marie Hunker, who is the Company’s Controller and Chief Accounting Officer, filed a late Form 4 to report that she was granted 388 restricted Common Shares and 2,000 stock options on February 13, 2007 pursuant to the 1993 Stock Incentive Plan As Amended.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2006, the Company paid the estate of Irving E. Schottenstein, the former Chairman of the Board and Chief Executive Officer of the Company and the late father of Robert H. Schottenstein and Steven Schottenstein, $1 million pursuant to the terms of an Employment Agreement, dated August 9, 1994 and amended November 14, 2001, between the Company and Irving E. Schottenstein.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Any proposals from shareholders which are intended to be presented at the 2008 Annual Meeting of Shareholders must be received by the Company at its principal executive offices by December 6, 2007 to be eligible for inclusion in next year’s proxy statement. Such proposals may be included in next year’s proxy statement if they comply with certain SEC rules. In addition, if a shareholder intends to present a proposal at the 2008 Annual Meeting of Shareholders without the inclusion of that proposal in next year’s proxy statement and written notice of the proposal is not received by the Company on or before February 19, 2008, or if the Company meets other requirements of the SEC Rules, proxies solicited by the Board for the 2008 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting.

EXPENSES OF SOLICITATION

Other than the Internet and telephone service access fees or charges described previously, the entire expense of preparing, assembling, printing and mailing the proxy card and the form of material used in the solicitation of proxies will be paid by the Company. Proxies may be solicited personally or by telephone, mail, electronic mail, facsimile or telegraph. Officers or employees of the Company may assist with solicitations and will receive no additional compensation. The Company will also reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of the Common Shares.

OTHER MATTERS

The Board knows of no other matters to be presented at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote and act according to their best judgments in light of the conditions then prevailing.

You are urged to complete, sign, date and return the enclosed proxy card in the envelope provided, or alternatively, vote your proxy electronically via the Internet or telephonically. No postage is required if the envelope provided is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your Common Shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

/s/ J. Thomas Mason

J. Thomas Mason,

Secretary

MHO-PS-07

000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

MR A SAMPLE

DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext

ADD 1

ADD 2

ADD 3

ADD 4

ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 7, 2007.

Vote by Internet

Log on to the Internet and go to www.investorvote.com

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 123456 C0123456789 12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals -- The Board of Directors recommends a vote FOR the following nominees and FOR Proposal 2.

1. Election of Directors: For Withhold For Withhold For Withhold

01 - Friedrich K.M. Böhm 02 - Jeffrey H. Miro 03 - Robert H. Schottenstein

For Against Abstain

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the 2007 fiscal year.

B Non-Voting Items

Change of Address -- Please print new address below.

C Authorized Signatures -- This section must be completed for your vote to be counted. -- Date and Sign Below

Please sign exactly as your name or names appear hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others should give their full title. Corporations and partnerships should sign in their full name by president or other authorized person.

Date (mm/dd/yyyy) -- Please print date below. Signature 1 -- Please keep signature within the box. Signature 2 -- Please keep signature within the box.

C 1234567890 J N T

3 1 A V 0 1 2 5 5 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy -- M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders May 8, 2007.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason and each of them, proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held on May 8, 2007, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof; with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted “FOR” the election of the named nominees for directors and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the 2007 fiscal year. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in the Proxy Statement is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the Proxies on such matters or for such substitute nominee(s) as the directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 4, 2007, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2006 Annual Report which includes the Annual Report on Form 10-K of M/I Homes, Inc. for the fiscal year ended December 31, 2006. Any proxy heretofore given to vote the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND

RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals -- The Board of Directors recommends a vote FOR the following nominees and FOR Proposal 2.

1. Election of Directors: For Withhold For Withhold For Withhold +

01 - Friedrich K.M. Böhm 02 - Jeffrey H. Miro 03 - Robert H. Schottenstein

For Against Abstain

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the 2007 fiscal year.

B Authorized Signatures -- This section must be completed for your vote to be counted. -- Date and Sign Below

Please sign exactly as your name or names appear hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others should give their full title. Corporations and partnerships should sign in their full name by president or other authorized person.

Date (mm/dd/yyyy) -- Please print date below. Signature 1 -- Please keep signature within the box. Signature 2 -- Please keep signature within the box.

C 1234567890 J N T

1 U P X 0 1 2 5 5 8 2

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND +

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy -- M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders May 8, 2007.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason and each of them, proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held on May 8, 2007, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof; with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted “FOR” the election of the named nominees for directors and “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the 2007 fiscal year. If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in the Proxy Statement is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the Proxies on such matters or for such substitute nominee(s) as the directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 4, 2007, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2006 Annual Report which includes the Annual Report on Form 10-K of M/I Homes, Inc. for the fiscal year ended December 31, 2006. Any proxy heretofore given to vote the Common Shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders is hereby revoked.

PLEASE COMPLETE, SIGN, DATE AND

RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.